Exhibit (h)(10)

KEELEY FUNDS, INC.

NINTH AMENDMENT TO THE

FUND ACCOUNTING SERVICING AGREEMENT

THIS NINTH AMENDMENT effective as of the 1st day of December, 2011, to the Fund Accounting Servicing Agreement, dated as of the 15th of April, 2005, as amended on April 10, 2006, October 1, 2006, August 15, 2007, December 21, 2007, August 7, 2009, November 3, 2009, February 2, 2010 and September 15, 2011 (the “Agreement”), is entered into by and between KEELEY FUNDS, INC., a Maryland Corporation (the “Company”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and USBFS desire to amend the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

A.	Section 15 of the Agreement shall be replaced in its entirety with the following language:

15.	Term of Agreement; Amendment

This Agreement shall become effective as of December 1, 2011 and will continue in effect through November 30, 2014. Subsequent to November 30, 2014, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company, and authorized or approved by the Board of Directors.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Ninth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEELEY FUNDS, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ John L. Keeley, Jr.	By:	/s/ Michael R. McVoy
Name:	John L. Keeley, Jr.	Name:	Michael R. McVoy
Title:	President	Title:	Executive Vice President

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